
                                    EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (Dollars and Shares in thousands, except per share data)

                           March 31, 1998  March 31, 1997  March 31, 1996
                          ---------------  --------------  --------------
BASIC EARNINGS PER SHARE:

Weighted average shares
  outstanding                 17,113          17,119          15,580
                            ==========      ==========      ==========
Income (loss) from
  continuing operations     $ 12,673        $  9,522        ($   923)
Income (loss) from
  discontinued operations        -            16,555        (  9,991)
                            ----------      ----------      ----------
Net income (loss)           $ 12,673        $ 26,077        ($10,914)
                            ==========      ==========      ==========
Income (loss) per share
  from continuing
  operations                $   0.74        $   0.56        ($  0.06)
Income (loss) per share
  from discontinued
  operations                     -              0.96        (   0.64)
                            ----------      ----------      ----------
Net income (loss) per share $   0.74        $   1.52        ($  0.70)
                            ==========      ==========      ==========

DILUTED EARNINGS PER SHARE:

Weighted average shares
  outstanding                 17,113          17,119          15,580
Convertible notes              3,235           3,235           3,235
Dilutive stock options -
  based on treasury stock
  method using the average
  market price                    40              16             214
                            ----------      ----------      ----------
Total shares                  20,388          20,370          19,029
                            ==========      ==========      ==========

Income from continuing
  operations<F1>            $ 14,793        $ 11,629         $  1,095
Income (loss) from
  discontinued
  operations                    -             16,555        (   9,991)
                            ----------      ----------      ----------
Net income (loss)           $ 14,793        $ 28,184        ($  8,896)
                            ==========      ==========      ==========
Income (loss) per share
  from continuing
  operations                $   0.73        $   0.56<F2>    ($   0.06)<F2>
Income (loss) per share
  from discontinued
  operations                     -              0.81        (    0.64)<F2>
                            ----------      ----------      ----------
Net income (loss) per share $   0.73        $   1.37        ($   0.70)<F2>
                            ==========      ==========      ==========

<F1> Adjusted for interest on convertible debt
<F2> Anti-dilutive; use basic earnings per share on Statement of Operations
